Exhibit 10.7

CARGURUS, LLC

1 Bow Street

Cambridge MA, 02138

Oct 17, 2014

Sam Zales

Lexington, MA

Dear Sam,

We are pleased to extend you this offer of full-time employment to become President International and Dealer Sales at CarGurus, LLC, a Massachusetts limited liability company (the “Company”). This offer, which will remain in effect until October 24, 2014, and can be accepted by countersigning the enclosed copy of this letter where indicated at the end of this letter and returning the countersigned copy to me.

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible. Accordingly, we and you mutually agree to a start date of November 3, 2014 (the “Start Date”).

Duties and Extent of Service

As President International and Dealer Sales you will be a member of the Management team. You will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Chief Executive Officer (CEO) may from time to time designate. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

a.             Base Salary

In consideration of your employment with the Company, the Company will pay you a base salary of Three Hundred Thousand Dollars ($300,000) per year, such payments to be made as customarily disbursed by the Company to its employees. Along with other employees of the Company, your base salary will be reviewed for readjustment on an annual basis.

b.             Annual Discretionary Bonus/Signing  Bonus/Severance

As long as the Company remains profitable (defined as being cash flow positive for a full annual fiscal year), you will become eligible for an annual discretionary bonus. Your target annual bonus will be $100,000, but the actual amount will be subject to both the performance of the company as well as your individual contributions.

Upon signing this offer letter, the Company will pay you a one-time signing bonus of $50,000. Should you voluntarily resign from the company within 12 months of your start date, you will be required to repay the full $50,000 within 7 business days of your date of resignation.

Should your employment with the Company be terminated without cause, the company will pay you a one time severance payment of $100,000 on your last day of employment with the company. This payment will be treated as income and as such would be subject to normal payroll withholdings for taxes and social security.

c.             Fringe Benefits.

You will be entitled to participate from time to time in all fringe benefits made available to employees of the Company. No representation is made, however, that any specific fringe benefits now available will continue or that any other fringe benefits will be made available. Notwithstanding the foregoing, the following benefits will, in any event, be available to you.

(i)            Health Insurance. If elected by you, you may participate in the Company’s health insurance program, and the Company will pay that portion of the premium for you, on a basis and pursuant to a program, substantially the same as that offered to other employees of the Company.

(ii)           Vacations. You will be entitled to three weeks’ paid vacation annually at such reasonable times as you and the Company may determine.

(iii)          Expense Reimbursement. The Company will reimburse you for all ordinary and necessary expenses incurred on behalf of the Company and in accordance with its reimbursement policy. This will include reimbursement for parking at or near the Company offices.

Equity

As President International and Dealer Sales, the Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth below. The Company will grant you an option to purchase 132,533 Company Common Units at a price per unit of $1.50 (the “Option Units”) pursuant to the terms of the Company’s 2006 Unit Option Plan. The Option Units shall be subject to

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four year vesting during (and only during) your employment by the Company, with the first twenty five percent (25%) vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three months thereafter until all of the options to acquire Option Units are fully vested. In addition to the vesting provisions set forth above, all of any then unvested Option Units and options to acquire Option Units will become exercisable and vested if (a) the Company is sold or there is a “change in control” (as defined in the agreements referenced below), other than through transfers to employees, additional equity financing or public offerings. Any Option Units that are unvested on the termination of your employment shall be void and of no force or effect. Vested options for Option Units may be exercised up to the first to occur of the date which is the earlier of the expiration of ten years from the Grant Date, as defined in the Plan, or ninety days after termination of your employment by the Company, in each case in accordance with the terms of the Plan.

Promptly following the Start Date, the Company will prepare any and all documentation necessary to implement your options for Option Units and the vesting thereof as provided above. You understand that the Option Units purchased by you will be subject to the same risks as those facing other members of the Company, including, without limitation, the possibility of dilution in the event that the Company issues additional Preferred or Common Units.

Proprietary Information and Inventions

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Nondisclosure, Developments and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto. By signing below you represent that you are free to enter into this agreement and the Nondisclosure, Developments and Non-Competition Agreement and carry out the obligations hereunder and thereunder without any conflict with any prior agreements to which you are a party.

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason.  However, the Company and you agree to make reasonable efforts to provide the other party at least thirty (30) days’ written notice prior to termination of the employment relationship.  You acknowledge that, in connection with any termination of your employment with the Company, you will assist the Company in its efforts to find a new President International and will provide such transitional assistance as the Company may reasonably require.  In connection with the foregoing, the Company agrees that should your employment be terminated, you will receive as your sole and only payments on account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation through the date of termination as well as the Severance Payment outlined above.  In addition, COBRA rights will be available to you.

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Governing Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. The Company and you hereby expressly consent and agree that any dispute, controversy, legal action or other proceeding that arises from, concerns or touches this agreement shall be brought in either the Superior Court of Massachusetts or the United States District Court for the District of Massachusetts. The Company and you hereby acknowledge that said courts have sole and exclusive jurisdiction over any such dispute or controversy, and that the Company and you hereby waive any objection to personal jurisdiction or venue in these courts, and waive any right to jury trial.

Entire Agreement; Amendment

This agreement (together with the Nondisclosure, Developments and Non-Competition Agreement) and the Plan set forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this agreement or the other agreements contemplated hereby in accordance with their terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this agreement or the other agreements contemplated hereby is hereby revoked and superseded.

This agreement may be amended or terminated only by a written instrument executed both by you and the Company, acting through its Board of Directors.

We are excited to have you on board as a President International and Dealer Sales Sales.  Please acknowledge your acceptance of this offer and the terms of this agreement by signing below and returning a copy to me.

Sincerely,

CARGURUS, LLC

E. Langley Steinert
CEO/Founder
By:	/s/ E. Langley Steinert

Date:	10/24/14

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this agreement prior to signing hereunder.

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Agreed to and Accepted.

/s/ Samuel Zales

Date:	10/23/14

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Exhibit A

CarGurus LLC

Nondisclosure, Developments and Non-Competition Agreement
(Name: Sam Zales)

THIS NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT, dated as of this          day of 23rd day of October 2012 (this “Agreement”), is between CarGurus LLC. a Massachusetts limited liability company (hereinafter called the “Company”), and Samuel Zales, (hereinafter called the “Signatory”).

WHEREAS, the Signatory is currently, or is about to become, an officer, employee, director, founder and/or consultant of the Company; and

WHEREAS, it is a condition precedent to the commencement or continuation of the Signatory’s association with the Company, whether as an officer, employee, director and/or consultant, that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1.                                      Confidential Information.

(a)                                 For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information. knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Signatory or to which the Signatory is given access, whether such disclosure or access is made or given by the Company or any other person. Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all Inventions (as defined in Section 5(a) hereof) that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, the Signatory or any other employee or consultant of the Company, or that are licensed to the Company by any person, (B) information regarding the Company’s plans for research and development or for new products, (C) engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company or any proposed acquisition, strategic alliance or joint venture being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company’s intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company’s business strategy, including, without limitation, the Company’s marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the compensation and other terms of employment or engagement of the Company’s employees and consultants, other than of the Signatory, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company, (O) information regarding web-site visitor behavior, including referral information, and any other information derived from analyzing web site log files and (P) any other information that the Company may designate as confidential.

(b)                                 The Signatory acknowledges that, except to the extent otherwise provided below in this Section 1(b) or in Section 1(d) hereof, all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company and is to be held in trust by the Signatory for the Company’s sole benefit. The company acknowledges that it’s intent is to protect itself with respect to confidential information that is relevant and material to its business. It is rebuttably presumed that all confidential information is relevant and material to the company’s business. The burden of proving any confidential information is not relevant and material shall be on the signatory. Except as otherwise provided below in this Section 1(b) or in Section 1(d) hereof, the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory’s association with the Company as an employee, consultant. officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and or director, and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)                                  The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory’s association with the Company as an employee, consultant, officer and or director (the “Term”) and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 1(c) or in Section 1(d) below. Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company. (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant. officer and/or director, and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d)                                 The Signatory’s obligations under Section 1(b) and or Section 1(c) hereof not to use. disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was or is approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)                                  The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality, provided the obligation to such other person is known to the signatory.

2.                                      Publication.  The Signatory hereby understands that the Company has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information. Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Company, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information. Third Party Confidential Information and or any description of any Assigned Invention (whether or not patented). Notwithstanding the foregoing the signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of Third Parties that the signatory does not have a legal right to disclose to the Company. In the event that the Company determines that any such manuscript, document or information contains Confidential Information. Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then. to the extent requested by the Company, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential Information, Third Party Confidential Information and or description of such Assigned Invention, and all references thereto. The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Company a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information. Third Party Confidential Information and or description of such Assigned Invention, and all references thereto. Unless and until the Company shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information. Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory’s obligations under Section 1 of this Agreement.

3.                                      No Improper Disclosure or Use of Materials.  The Signatory shall not improperly use or disclose to or for the Company’s benefit any confidential information or trade secrets of (i) any former, present or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality. The Signatory shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to. in writing, by such person and by the Company.

4.                                      Right to Inspect.  The Signatory agrees that any of the Signatory’s property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5.                                      Inventions; Assignment.

(a)                                 For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries. Innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute. For purposes of this Agreement, the term “Assigned Inventions” shall mean (i) any and all Inventions that relate to a Competitive Activity that are made, conceived, invented, discovered, originated, authored. Created, learned or reduced to practice by the Signatory. either alone or together with others, in the course of performing the Signatory’s duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company during the Term (regardless of whether or not such Inventions were made. conceived. invented. discovered originated. authored. created, learned or reduced to practice by the Signatory at the Company’s facilities or during regular business hours or utilizing resources of the Company) or (ii) any and all Inventions that relate to a Competitive Activity that arise out of or are based upon any Confidential Information or Third Party Confidential Information. For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b)                                 The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory’s right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c)                                  The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(d)                                 At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory’s obligation under this Section 5(d) shall continue after the termination of the Signatory’s association with the Company as an employee, consultant, officer or director. If and to the extent that, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.

(e)                                  By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory’s name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f)                                   Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee. consultant. officer and. or director, file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g)                                  The obligations of the Signatory under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

6.                                      Agreement Not to Compete.

(a)                                 If the Signatory is an employee of the Company, he or she hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory’s employment with the Company, the Signatory shall not engage, during business hours, in any employment or business activity other than for the Company.

(b)                                 In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, the Signatory hereby agrees that, during the Restricted Period (as defined in Section 6(c) below), the Signatory shall not, directly or indirectly, within the United States of America or its Territories or Possessions or within any other country in the world, engage in. own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation). be employed by. consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business (as defined in Section 6(c) below) or any corporation. partnership, limited liability company. business, enterprise. venture or other person or entity that is engaged or participates in any Competitive Business (each, a “Competitive Business Entity”). unless in each case the Signatory shall have given notice to the Board of Directors of the Company of his, her or its intention to be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business or any Competitive Business Entity and the Board of Directors of the Company shall have approved the Signatory’s relationship with or engagement in such Competitive Business or Competitive Business Entity.

(c)                                  For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

“Competitive Business” shall mean the following companies: AutoTrader.com, Cars.com, Kelley Blue Book, Google, Edmunds and TrueCar.

“Restricted Period” shall mean the period commencing on the date of this Agreement and ending on the first anniversary of the effective date of the termination of the Signatory’s association with the Company as an employee, consultant, officer or director.

(d)                                 The time periods provided for in this Section 6 shall be extended for a period of time equal to any period of time in which the Signatory shall be in violation of any provision of this Section 6 and any period of time required for litigation to enforce the provisions of this Section 6. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable. by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e)                                  Notwithstanding the foregoing, the Signatory may, after termination of his employment with the Company and during the Restricted Period, be employed by a public company with annual sales in excess of $500 million dollars, provided he does not work for any division that meets the definition of a Competitive Business, and does not otherwise engage or participate on behalf of such company in any activities in connection with or related to a Competitive Business. The Signatory acknowledges that should he be so employed by a

Competitive Business Entity, the burden of proving he is not employed by any division that meets the definition of a Competitive Business, nor engaged or participating in Competitive Businesses, shall be on the Signatory.

7.                                      Agreement Not To Solicit.

(a)                                 During the Restricted Period, the Signatory shall not, directly or indirectly recruit, hire or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor) any existing or future employee, officer, director, agent, consultant or independent contractor of the Company or any of the Company’s successors or affiliates (except for such employment or hiring by the Company or any of its successors or affiliates), including during the six months following the termination of the employment of such employees, or encourage or aid such employees, officers, directors, agents, consultants or independent contractors to terminate their employment with the Company or any of the Company’s successors or affiliates; provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company any of the Company’s successors or affiliates.

(b)                                 During the Restricted Period, the Signatory shall not, directly or indirectly, solicit, attempt to do business involving or related to a Competitive Activity with, do business involving or related to a Competitive Activity with any customers, business partners or business affiliates of the Company, or any of the Company’s current or future successors or those affiliates of the Company that are engaged in a Competitive Activity (collectively. the “Company Parties”), or solicit or encourage (regardless of who initiates the contact) any such customers to use the services involving or related to a Competitive Activity of any competitor of any of the Company Parties; provided, however, that, subject to the other provisions of this Agreement, Signatory shall not be prohibited from doing business with any customers, business partners. or business affiliates of the Company Parties if: (i) such business activity by Signatory does not result, directly or indirectly, in the lessening or cessation of the level of business activity between such customers, business partners or business affiliates on the one hand, and any of the Company Panics, on the other hand, and (ii) such business activity by Signatory is not in connection with a Competitive Activity.

8.                                      Return of Documents.  The Signatory will promptly deliver to the Company, upon the termination of the Signatory’s association with the Company as an employee, consultant, officer and or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential information. Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Signatory will destroy any related computer entries on equipment or media not owned by the Company.

9.                                      No Use of Name, Etc.  Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or the name of any product or service produced or provided by the Company. Without the prior written consent of the Company, the Signatory shall not, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

10.                               No Conflicting Obligation.  The Signatory represents that the Signatory is free to enter into this Agreement and that the Signatory’s performance of all of the terms of this Agreement and of all of the Signatory’s duties and responsibilities as an employee, consultant, officer and or director of the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Signatory in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Signatory and/or (iii) any agreement not to compete against the business of any third party. The Signatory further represents that he has not made and will not make any agreements in conflict with this Agreement.

11.                               Unique Nature of Agreement; Specific Enforcement.  The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory’s violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory pursuant to Section 6 hereon shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages. The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

12.                               Miscellaneous.

12.1                        Association.  The Signatory agrees and understands that nothing in this Agreement shall confer on the Signatory any right with respect to continuation of the Signatory’s association with the Company as an employee, consultant, officer and or director, nor shall it interfere in any way with the Signatory’s right or the Company’s right to terminate the Signatory’s association with the Company as an employee, consultant, officer and/or director at any time, with or without cause.

12.2                        Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

12.3                        Waiver.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

12.4                        Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person, which directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

12.5                        Jurisdiction and Venue; Waiver of Jury Trial.  In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.

12.6                        Severability.  All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

12.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding choice of law rules thereof.

12.8                        Disclosure.  The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter. The Signatory agrees that the Company may, after notification to the Signatory, provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management. Operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory’s name to be used. The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

12.9                        Notices.  Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid. or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid. to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the address or listing all parties:

(i)                                     If to the Company, to:

CarGurus LLC

1 Bow Street, 4th Floor

Cambridge, MA 02138

Attention:                                         CEO

Email:            Steinert@CarGurus.com

With a copy to:

Bingham Dana LLP

150 Federal Street

Boston, MA 02110

Attention:                                         Lawrence I. Silverstein, Esq.

Fax:                       (617) 951-8736

Email:            silverli@ bingham.com

If to the Signatory, to:

Samuel Zales

7 Page Road

Lexington, MA 02420

Phone:          617-828-3666

Email:            szales@gmail.com

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of registered or certified mail, upon receipt or on the date of rejection of receipt (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

THE SIGNATORY HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first above written.

CARGURUS LLC

By:	/s/ E. Langley Steinert
Name:	E. Langley Steinert
Title:	CEO

/s/ Samuel Zales
Signature

Print Name
of Signatory:	Samuel Zales